Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Binah Capital Group, Inc. of our report dated March 31, 2026, with respect to the consolidated financial statements, which appears in Binah Capital Group, Inc.’s Form 10-K for the years ended December 31, 2025 and 2024, as filed with the Securities and Exchange Commission.

/s/ FGMK, LLC

Chicago, Illinois

August 17, 2026